Exhibit 10.25
BorgWarner Inc.
2004 Deferred Compensation Plan
(As amended and Restated Effective January 1, 2009)
ARTICLE 1
PURPOSE, STATUS AND EFFECTIVE DATE
Section 1.1 Purpose of Plan. BorgWarner Inc., a Delaware corporation, adopted the BorgWarner Inc. 2004 Deferred Compensation Plan (the “Plan”), as set forth herein, effective July 1, 2004 as a means of rewarding and retaining selected employees and to provide such individuals the opportunity for capital accumulation through elective deferrals of compensation.
The Plan is also the successor to, amends and restates, assumes the obligations of, and replaces the BorgWarner Inc. Executive Deferred Compensation Plan (formerly named the Borg-Warner Automotive Inc. Deferred Compensation Plan) (the “Prior Plan”).
The account balances under the Prior Plan were transferred to the Plan as of July 1, 2004 (or shortly thereafter) and the Plan comprises the sole source of liability of the Company and of Employers for all obligations under the Prior Plan. The distribution of a Participant’s Account under the Plan shall be in complete satisfaction of the Participant’s right to a distribution under the Prior Plan.
Section 1.2 Status of Plan. The Company has established the Plan as an unfunded deferred compensation plan for a select group of management and highly compensated employees within the meaning of sections 201(2), 301(3), and 401(1) of the Employee Retirement Income Security Act of 1974, as amended. The Plan shall at all times be administered and interpreted in a manner that is consistent with such status.
Section 1.3 Effective Date. The effective date of the Plan is July 1, 2004. The effective date of this amendment and restatement is January 1, 2009, unless otherwise specified herein.
ARTICLE 2
DEFINITIONS
Under the Plan, when capitalized, the following definitions shall apply:
Section 2.1 Account shall mean the bookkeeping account for a Participant that is established and maintained to record the Participant’s interest under the Plan. The balance posted to the record of the Account of a Participant shall consist of the sum of the Participant’s balance transferred from the Prior Plan (if any) and Deferrals, adjusted for earnings, losses, appreciation, depreciation, distributions, expenses, and other charges made against the Account pursuant to Article 6.
Section 2.2 Administrative Committee shall mean the administrative committee of the Company appointed by the Board of Directors to administer the Plan, with the powers set forth in Article 9 and as elsewhere provided in the Plan, other than those powers that the Board of Directors has reserved for itself.
Section 2.3 Beneficiary shall mean the person or persons or entity designated by the Participant to receive the balance of the Participant’s Account in the event of the Participant’s death. The designation may be in favor of one or more Beneficiaries, may include contingent as well as primary designations and named or unnamed trustees under any will or trust agreement, may apportion the benefits payable in any manner among the Beneficiaries; provided, however, that a married Participant’s primary Beneficiary shall be at all times, while the Participant is married, the Participant’s current spouse unless the spouse consents in writing, properly notarized or witnessed by a member of the Administrative Committee or its delegatee, to the naming by the Participant of someone other than the spouse as a primary Beneficiary, and the consent acknowledges the financial effect of the waiver and further acknowledges the nonspouse beneficiary(ies), class of beneficiaries or contingent beneficiary(ies) and the specific form of payment, if any, chosen by the Participant. A Participant’s designation of one or more Beneficiaries shall be made in writing in a manner designated by the Administrative Committee and shall not be effective until received by the Administrative Committee. If a Participant who is unmarried at the time of his or her death fails to properly designate a Beneficiary or if the designated beneficiaries of such unmarried Participant shall have predeceased the

Participant, the Participant’s estate shall be the Beneficiary. If a married Participant’s spouse has validly consented to the designation of a Beneficiary(ies) other than such spouse and such designated beneficiaries shall have predeceased the Participant, the Participant’s spouse shall be the Beneficiary.
Subject to the provisions of the preceding paragraph requiring spousal consent to a married Participant’s designation of a Beneficiary other than such Participant’s spouse, a Participant may change his or her Beneficiary without the consent of any Beneficiary by similar instrument in accordance with rules and procedures established by the Administrative Committee. The beneficiary designation form received and acknowledged most recently by the Administrative Committee shall control as of any date. If concurrent Beneficiaries are named without specifying the proportion of benefits due each, distribution shall be made in equal shares to those Beneficiaries.
Section 2.4 Board of Directors shall mean the Board of Directors, as constituted from time to time, of BorgWarner Inc. If the Board of Directors has delegated any of its authority under the Plan to a committee or to an individual, the term “Board of Directors” shall also include such committee or individual.
Section 2.5 BW Stock Unit shall mean a measure of participation under the Plan which has a value based on Common Stock. Each BW Stock Unit credited to a Participant’s Account represents an obligation of the Company or relevant Employer to make a payment of cash equal to the fair market value of a share of Common Stock to such Participant at such time as the Participant’s Account shall become distributable to him or her under the terms of the Plan. In the event of any Company stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number of BW Stock Units credited to Participants’ Accounts under the Plan shall be appropriately adjusted by the Board of Directors. The decision of the Board of Directors regarding any adjustment shall be final, binding, and conclusive.
Section 2.6 Business Day shall mean a day on which the New York Stock Exchange is open for trading.
Section 2.7 Change in Control shall mean the happening of any of the following events:
A. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act )(a “Person “) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of either (i) the total fair market value of the stock of the Company (the “Outstanding Company Stock”) or (ii) the total voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2.7, the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (D) of this Section 2.7; or
B. A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date or appointment or election; or
C. Any Person acquires (or has acquired) during the 12-month period ending on the date of the most recent acquisition by such Person, ownership of 30 percent or more of the Outstanding Company Voting Securities.
D. Any Person acquires (or has acquired) during the 12-month period ending on the date of the most recent acquisition by such Person assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets, excluding however, acquisitions by (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to such shareholder’s stock of the Company; (ii) an entity, 50% of more of the total value or total voting power of which is owned directly or indirectly by the Company; (iii) a Person that owns directly or indirectly, 50% or more of the Outstanding Company Stock or Outstanding Company Voting Securities, or an entity, at least 50% of the total value or voting power of which is owned directly or indirectly by a Person described in clause (iii) of this paragraph.
Section 2.8 Claimant shall mean the Participant or Beneficiary or his or her representative submitting a claim for benefits under the Plan.

Section 2.9 Code shall mean the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time.
Section 2.10 Common Stock shall mean common stock, $0.01 par value, of BorgWarner Inc.
Section 2.11 Company shall mean BorgWarner Inc., a Delaware corporation, and any successor thereto which continues the Plan.
Section 2.12 Compensation shall mean the definition of compensation for the Plan Year announced in writing by the Administrative Committee on or before the due date for the Administrative Committee’s receipt of Participants’ Deferral Elections for such Plan Year. Unless and until superseded, the definition of compensation announced by the Administrative Committee for a Plan Year shall remain in effect for subsequent Plan Years.
Section 2.13 Deferral Election shall mean the election or elections filed by the Participant with the Company to defer Compensation under the Plan.
Section 2.14 Deferrals shall mean the amounts credited to a Participant’s Deferrals Account as Deferrals pursuant to the Participant’s Deferral Elections.
Section 2.15 Disability shall mean, with reference to a Participant: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. Additionally, a Participant will be disabled if determined to be totally disabled by the Social Security Administration or if determined to be disabled in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the requirements of this definition.
Section 2.16 Effective Date shall mean the date set forth in Section 1.3.
Section 2.17 Eligible Employee shall mean an Employee who satisfies the requirements for eligibility under Article 3 of the Plan.
Section 2.18 Employee shall mean any common law employee of the Company or a subsidiary who is expressly designated as an employee. Any person who is not expressly designated as an employee by the Company (or by the subsidiary of the Company for whom the person performs services) shall not be an Employee for purposes of the Plan, notwithstanding that such person may be later determined by the Internal Revenue Service or by a court of competent jurisdiction to be a common law employee.
Section 2.19 Employer shall mean, with respect to any Participant, the Company or, if applicable, a subsidiary of the Company (that is participating in the Plan with the consent of the Board of Directors) that employs such Participant.
Section 2.20 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
Section 2.21 Investment Option shall mean a security, mutual fund, common or collective trust, insurance company pooled separate account, or other benchmark for measuring the income, gain or loss recorded for a Participant’s Account.
Section 2.22 Participant shall mean an Employee who satisfies the eligibility and participation criteria in Article 3 and shall include an Employee whose account balance under the Prior Plan has been transferred to this Plan.
Section 2.23 Plan shall mean this BorgWarner Inc. 2004 Deferred Compensation Plan, as herein set out or as duly amended, which is the successor to and which amends and restates, the BorgWarner Inc. Executive Deferred Compensation Plan (formerly known as the Borg-Warner Automotive, Inc. Executive Deferred Compensation Plan).
Section 2.24 Plan Year shall mean the calendar year, except that the initial Plan Year shall commence on July 1, 2004.
Section 2.25 Pre-2005 Account Balance shall mean the Deferrals credited to a Participant’s Account for Plan Years ending prior to January 1, 2005, and earnings thereon.
Section 2.26 Post-2004 Account Balance shall mean the Deferrals credited to a Participant’s Account for Plan Years beginning on or after January 1, 2005, and earnings thereon.

Section 2.27 Retirement shall mean the Participant’s termination of employment with the Company and all Employers (i) on or after the last day of the calendar month coincident with or immediately following the day on which the Participant attains age 65, or (ii) age 60 if the Participant has been credited with at least 15 years of service as determined under the RSP.
Section 2.28 RSP shall mean the BorgWarner, Inc. Retirement Savings Plan.
Section 2.29 Scheduled Withdrawal shall mean a distribution of all or a portion of the Deferrals credited to a Participant’s Account in the year elected by the Participant for such distribution.
Section 2.30 Unforeseeable Emergency The term “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.
Section 2.31 Unforeseeable Emergency Withdrawal shall mean a distribution of all or a portion of a Participant’s Account by reason of Unforeseeable Emergency.
In addition, other capitalized terms set forth in the Plan shall have the meanings first ascribed to them.
ARTICLE 3
ELIGIBILITY AND PARTICIPATION
Section 3.1 Eligibility.
A. Participation in the Plan is limited to Employees who are expressly selected for Plan participation by the Board of Directors.
B. In lieu of expressly selecting Employees for Plan participation, the Board of Directors may establish eligibility criteria providing for the participation of all Employees who satisfy such criteria.
C. The Board of Directors may adopt, amend or abolish a Participant’s selection for eligibility or eligibility criteria under Sections A and B hereof at any time, and for any reason, by resolution, which resolutions shall be attached to the copy of the Plan maintained by the Company and shall be effective as of the date specified therein, or if later, the date submitted to the Company.
Section 3.2 Participation. A Participant shall continue to participate in the Plan with respect to amounts credited to his or her Account until: (i) the Participant ceases to satisfy any of the eligibility criteria for participation under Section 3.1, and (ii) there has been a complete distribution of the Participant’s Account.
ARTICLE 4
CONTRIBUTIONS AND CREDITS
Section 4.1 Deferrals — Plan Years Beginning on or after January 1, 2005 and prior to January 1, 2009.
A.
1. A Participant may elect to make Deferrals to his or her Account for Compensation otherwise payable with respect to a Plan Year beginning on or after January 1, 2005 and prior to January 1, 2009 by timely making a Deferral Election, in such manner as the Administrative Committee shall prescribe, on or before the due date established by the Administrative Committee for the Plan Year for which the Deferral Election is being made. Except as provided in paragraph 3 of this subsection A, such due date shall be no later than the December 31 of the Plan Year prior to the Plan Year for which the Compensation would otherwise be payable.
2. Subject to Section 4.1(A)(1), the Administrative Committee may provide for separate Deferral Elections and due dates for the various elements of Compensation, such as base salary and bonuses.

3. A Participant who first becomes eligible for participation in the Plan after January 1 of a Plan Year (including all Participants for the initial Plan Year), who wishes to make Deferrals to his or her Account for such Plan Year shall execute and file with the Administrative Committee a Deferral Election within 30 days after the date on which such Participant first becomes eligible to participate in the Plan. Such election shall only be effective with respect to Compensation for services performed after the Deferral Election.
4. Only one Deferral Election for each element of Compensation may be made with respect to the Compensation to be earned in a single Plan Year. Any Participant who fails to timely execute and file a Deferral Election with the Administrative Committee for a Plan Year shall not be permitted to make Deferrals for such Plan Year.
5. The Administrative Committee may establish separate minimum deferral amounts (expressed as a whole percentage of Compensation) for the deferral of each element of Compensation. Unless otherwise provided by the Board of Directors, for any Plan Year, the maximum amount of a Participant’s Deferral Election for base salary shall be 20% of the Participant’s base salary and the maximum amount of a Participant’s Deferral Election for his or her annual bonus shall be 100% of the annual bonus (if any bonus is paid). A Deferral Election shall direct the Company or the Employer to reduce the Participant’s Compensation (or the element thereof) by the whole percentage specified by the Participant in the Deferral Election.
6. The amount specified by the Participant in the Deferral Election cannot reduce the Participant’s current Compensation for such Plan Year below the amount necessary to satisfy any applicable taxes and withholdings required by law, as determined by the Administrative Committee.
7. The Deferral Election of a Participant for base salary shall continue in effect for each Plan Year following the effective date of the Deferral Election until the first to occur of the following: (i) a new Deferral Election for base salary becomes effective, (ii) the Participant revokes the Deferral Election, or (iii) the Participant terminates employment with the Company and all Employers. The Participant may make a new Deferral Election for base salary for subsequent Plan Years by timely making a new Deferral Election, in such manner as the
Administrative Committee shall prescribe, on or before the due date established by the Administrative Committee for the Plan Year for which the Deferral Election is being made (which due date shall not be later than the December 31 that is immediately prior to the Plan Year for which the Deferral Election is being made).
8. A Deferral Election for Compensation other than base salary shall be effective only for the Plan Year for which it is made. Once filed with the Administrative Committee, a Deferral Election for Compensation other than base salary shall be irrevocable.
9. In making a Deferral Election, a Participant consents to the Employer’s withholding from his or her currently payable Compensation the amount or amounts elected and the crediting of such withheld amounts to the Participant’s Account, as provided in the Plan.
10. A Deferral Election for a Plan Year, whether for base salary, an annual base or any other element of Compensation, shall be irrevocable for such Plan Year as of the December 31 that is immediately prior to the Plan Year for which the Deferral Election is being made.
B. Cancellation of Deferrals. Notwithstanding anything in the foregoing of this Article to the contrary: (i) the Deferral Election of a Participant who receives a hardship distribution from a Code section 401(k) plan maintained by the Participant’s Employer shall be cancelled and such Participant shall be prohibited from making Deferrals to this Plan for the longer of: (a) such Plan Year, (b) the period specified by the Code or its regulations for the suspension of a Participant’s election to make elective deferrals following a hardship distribution, or (c) the period specified in such Code Section 401(k) Plan for such suspensions; and (ii) the Deferral Election of a Participant who receives a an Unforeseeable Emergency Withdrawal from the Plan during a Plan Year from the Plan shall be cancelled for such Plan Year and such Participant shall prohibited from making Deferrals to this Plan for the following Plan Year. Upon again becoming eligible to make a Deferral Election, a Participant who wishes to do so must make a new Deferral Election for a Plan Year in accordance with the requirements set forth in Section 4.1(A)(1) hereof and without regard to Section 4.2(A)(1) hereof.
Section 4.2 Deferrals — Plan Years Beginning on or after January 1, 2009. No Deferrals shall be accepted or permitted for Compensation for Plan Years beginning on or after January 1, 2009 or for bonuses payable after December 31, 2008.
ARTICLE 5
VESTING

Section 5.1 Deferrals. A Participant shall at all times be 100% vested in amounts credited to the Participant’s Account.
ARTICLE 6
PARTICIPANT ACCOUNTS; INVESTMENT OPTIONS
Section 6.1 Accounts. The Administrative Committee shall establish an Account for each Participant to record the Deferrals, distributions, adjustments for income, gain or loss, forfeitures, and other charges and credits to the Account under the Plan. The initial Account balance of a Participant who was a Prior Plan participant and whose Prior Plan account balance was transferred to the Plan pursuant to Article 1 shall include such transferred balances. In the case of an Employee who is subject to Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”), (“Section 16 Participant”) amounts credited to such Participant’s Account from the Prior Plan as BWA Stock Units shall continue to be credited under the Plan as stock units (renamed herein as BW Stock Units) until distributed to the Participant pursuant to the terms of the Plan.
Section 6.2 Investment Options. The Company shall offer one or more Investment Options for measuring the income, gain or loss recorded for a Participant’s Account and may change Investment Options at any time. Until the Board of Directors otherwise provides, the Investment Options under the Plan shall consist of (i) those investment options available to participants under the RSP, excepting The BorgWarner Inc. Stock Fund, and (ii) for Section 16 Participants whose Accounts include BWA Stock Units transferred from the Prior Plan, BW Stock Units.
Section 6.3 Participant Allocations.
A. A Participant shall elect on his or her Deferral Election form or on such other form or by such other means as may be specified by the Administrative Committee, one or more Investment Options to which Deferrals to be credited to the Participant’s Account shall be allocated. A Participant may change the allocation of future Deferrals among the Investment Options and may change the allocation of his or her Account balance among the Investment Options as frequently as permitted by the Administrative Committee under rules and procedures applicable to all Participants. The Administrative Committee shall establish and may prospectively change its rules regarding the timing and frequency of Investment Option elections and may establish minimum amounts or percentages for allocating Deferrals and transferring Account balances among the Investment Options.
B. In the event a Participant fails or refuses to make an election allocating Deferrals credited to his or her Account among the then available Investment Options, the Administrative Committee shall, in its discretion, either: (i) reject the Participant’s Deferral Election as incomplete; or (ii) specify the Investment Option or Investment Options to which the Participant’s Account shall be allocated and notify the Participant of its selection, which notification may be the Account statements provided to the Participant.
C. Whenever the Company pays a dividend on its Common Stock, in cash or property, at a time when a Participant has BW Stock Units credited to his or her Account, the Participant shall be credited with a number of additional BW Stock Units equal to the result of multiplying the number of BW Stock Units in the Participant’s Account on the dividend record date by the dividend paid on each share of Common Stock, and then dividing this amount by the price per share of the Common Stock on the dividend payment date. For this purpose, the price per share of Common Stock shall be the average of the daily high and low sales prices quoted on the New York Stock Exchange composite tape for that date. In the event no trading is reported for the dividend payment date, the price per share of Common Stock shall be the average of the high and low sales prices of Common Stock for the Business Day first occurring after the dividend payment date for which trading for Common Stock is reported on the New York Stock Exchange composite tape. In the case of any dividend distributable in property other than Common Stock, the per share value of the dividend shall be the value determined by the Company for federal income tax reporting purposes.
D. Notwithstanding anything in this Section to the contrary, no Participant shall be permitted to (i) allocate any Deferrals under the Plan to BW Stock Units, or (ii) transfer amounts credited to his Account from any other Investment Option into BW Stock Units. No Section 16 Participant that has BW Stock Units credited to his or her Account shall be permitted to transfer such amounts from BW Stock Units to any other Investment Option.
Section 6.4 Adjustment of Accounts. A Participant’s Account balance shall be adjusted daily, based on the performance of the Investment Options selected or deemed selected by the Participant, as if the portion of the Participant’s Account allocated to an Investment Option were actually invested in such Investment Option and adjusted for other amounts as if such other amounts were actually charged or credited to an actual Account balance of the Participant. The Administrative Committee may also charge as an expense against a Participant’s Account: (i)

amounts customarily charged by the sponsor of one or more Investment Funds that are charged on a per Participant or per transaction basis and not otherwise charged as an expense of an Investment Option; and (ii) the Administrative Committee’s and the Company’s own expenses and out-of-pocket fees in administering the Plan. The Administrative Committee’s allocation of charges and expenses among Participant Accounts shall be final and conclusive against the Participants and all other parties.
Section 6.5 Status of Investment Options. The Investment Options offered under the Plan are for the sole purpose of providing a performance measurement for adjusting Participants’ Accounts for income, gain or loss. Notwithstanding anything in this Plan to the contrary, the Company shall not be required to actually invest monies in any fund designated as an Investment Option, any decision to so invest shall remain within the complete discretion of the Company, and any amounts so invested shall remain the property of the Company. A Participant whose Account consists in whole or in part of BW Stock Units shall have no rights of a shareholder of Common Stock. Neither the Participant nor his or her Beneficiary shall have any right, other than the right of an unsecured general creditor, against the Company or the Participant’s Employer in respect to the benefits payable, or which may be payable, to the Participant or Beneficiary under the Plan.
ARTICLE 7
DISTRIBUTION OF BENEFITS
Section 7.1 Distribution Election. A Participant shall make an initial election to receive a distribution of his or her Deferrals for a Plan Year upon the occurrence of one of the following:

A. Retirement/Disability Distribution. A Participant may elect to receive a distribution of his or her Deferrals upon the first to occur of the Participant’s Retirement, or Disability (“Retirement/Disability Distribution”). A Participant’s election of a Retirement/Disability Distribution shall be irrevocable.
B. Scheduled Withdrawal. A Participant may elect to receive a distribution of his or her Deferrals for a Plan Year on a date selected by the Participant (“Scheduled Withdrawal”) provided, however, that any Scheduled Withdrawal shall not commence any earlier than five (5) years after the end of the Plan Year in which the Participant first commenced participation in the Plan, and provided further, that a Participant shall not receive a Scheduled Withdrawal of any amounts credited to his or her Account as BW Stock Units. The Administrative Committee may specify or limit to one or more dates during a year (e.g., the first day of every month) for which a Participant may elect a Scheduled Withdrawal. A Participant may elect to receive up to four (4) Scheduled Withdrawals of up to 100% in the aggregate of the amount credited to his or her Pre-2005 Account Balance (in increments of 1% or a specified dollar amount, as permitted by the Administrative Committee), in one or more years specified by the Participant.
C. Distribution to Beneficiaries. In addition, a Participant shall elect the form of distribution to be received by his or her Beneficiary in the event of the Participant’s death prior to a commencement of distributions from his or her Account.
Section 7.2 Election Deadline. A Participant’s distribution and Beneficiary distribution election shall be made in such manner as the Administrative Committee shall prescribe and must be made and shall be irrevocable with respect to the Deferrals for a Plan Year as of the December 31 immediately prior to the Plan Year for the Deferrals are made (as of the end of the 30-day period in the case of a Participant who first becomes eligible after January 1 of a Plan Year).
Section 7.3 Special Code Section 409A Transition Election. Notwithstanding the required deadline for the submission of an initial distribution election described in Section 7.1, the Administrative Committee may, as permitted by Code Section 409A and related Treasury guidance or Regulations, and subject to such terms and conditions not inconsistent with the terms and conditions of the Plan as the Administrative Committee shall prescribe, provide a limited period beginning January 1, 2008, in which Participants may make new distribution elections for their Post-2004 Balances (from among those distribution options offered by the Plan) by submitting a distribution election form, as prescribed by the Committee, on or before the deadline established by the Committee for such election, which in no event shall be later than December 31, 2008; provided, however, no such change in election shall defer any distribution from the Plan which would otherwise have been made in 2008 nor accelerate any distribution from the Plan that is payable in 2009 or later into 2008. Any distribution election made in accordance with the requirements established by the Committee, pursuant to this section, shall not be treated as a change in the form or timing of a Participant’s benefit payment for purposes of Code Section 409A or the Plan. The Committee shall interpret all provisions relating to an election submitted in accordance with this section in a manner that is consistent with Code Section 409A and related Treasury guidance or Regulations. If any distribution election submitted in accordance with this section either (i) relates to payments that a Participant would otherwise receive in 2008, or (ii) would cause payments to be made in 2008 that are not otherwise payable in 2008, such election shall not be effective. This Section 7.3 shall only apply to a Participant’s Post-2004 Balance and shall be effective January 1, 2008.
Section 7.4 Other Distributions. In addition,
A. Unscheduled Distributions of Pre-2005 Account Balances. A Participant may elect to receive an Unscheduled Distribution of up to 100% of his or her Pre-2005 Account Balance, provided, however, that a Participant shall not be permitted to receive an Unscheduled Distribution of any amounts credited to his or her Account as BW Stock Units. An Unscheduled Distribution must be for a minimum amount of $2,000, and an application for an Unscheduled Distribution shall be made on such forms or by such means as the Administrative Committee shall require. An amount equal to 10% of the gross amount of any Unscheduled Distribution allowed shall be permanently forfeited by the Participant, with the Participant only receiving a distribution of the net amount thereof. A Participant shall be permitted to receive one Unscheduled Distribution per Plan Year. A Participant shall not be permitted to receive an Unscheduled Distribution with respect to any portion of his or her Post-2004 Account Balance.
B. Unforeseeable Emergency Distributions. A Participant may request an Unforeseeable Emergency Distribution. Upon application to and approval by the Administrative Committee, a Participant shall be permitted an Unforeseeable Emergency Withdrawal of up to 100% of his or her Account, provided, however, that a Participant shall not be permitted to receive a Unforeseeable Emergency Withdrawal of any amounts credited to his or her Account as BW Stock Units. The amount of any Unforeseeable Emergency Withdrawal shall not exceed the amount determined by the Administrative Committee to be necessary to alleviate such Unforeseeable Emergency, including any taxes payable by the Participant as a result of receiving such Unforeseeable Emergency Withdrawal. Prior to approving an Unforeseeable Emergency Withdrawal, the Administrative Committee shall require that the Participant submit documentation and proof satisfactory to the Administrative Committee that an Unforeseeable Emergency has in fact occurred and that it cannot be relieved by other means. No Participant may receive more than one Unforeseeable Emergency Withdrawal in any Plan Year. The Deferral Election of a Participant who has received a Unforeseeable Emergency Withdrawal during a Plan Year shall be cancelled and such Participant is prohibited from making Deferrals for the following Plan Year. An application for an Unforeseeable Emergency Withdrawal shall be made on such forms or by such means as the Administrative Committee shall require.
C. Change in Control Distribution. Upon the occurrence of a Change in Control, a Participant shall receive a complete distribution of his or her Account.
Section 7.5 Form of Distributions. Amounts distributed to a Participant from his or her Account shall be paid in cash as follows:
A. Retirement/Disability Distributions. In the case of a Retirement/Disability Distribution in either (i) a single sum, or (ii) a distribution in approximately equal annual installments payable over a period of 5, 10, or 15 years, as elected by the Participant, with one-fourth (1/4) of each annual installment paid quarterly, such distribution to be paid (in the case of a single sum) or commence to be paid (in the case of annual installments) in the first calendar quarter that begins six (6) months after the calendar quarter in which the Participant’s Retirement or Disability occurs, with the Participant’s Account being valued as of the first Business Day of the calendar quarter in which a distribution is paid. The Account balance of a Participant who fails or refuses to elect a method of distribution shall be a single sum.
B. Scheduled Withdrawals, Unscheduled Distributions, Change in Control Distributions. In the case of a Scheduled Withdrawal, an Unscheduled Distribution, or a Change in Control Distribution, in a single sum in the calendar quarter that begins after the calendar quarter in which the event giving rise to the distribution occurs, with the Participant’s Account being valued as of the first Business Day of the calendar quarter in which the single sum is paid.
C. Unforeseeable Emergency Withdrawals. In the case of a Unforeseeable Emergency Withdrawal, in a single sum as soon as administratively possible following its approval by the Administrative Committee, with the Participant’s Account being valued as of the date on which the Unforeseeable Emergency Withdrawal is approved, or if such date is not a Business Day, on the Business Day first occurring after the date of approval.
Section 7.6 Death Before Commencement of Distributions. If a Participant dies while an Employee or after Retirement or Disability, but before a distribution of his or her Account has commenced, the Participant’s entire Account balance shall be paid to his or her Beneficiary in cash in either (i) a single sum, or (ii) a distribution in approximately equal annual installments payable over a period of 5, 10, or 15 years, as elected by the Participant, with one-fourth (1/4) of each annual installment paid quarterly, such distribution to be paid (in the case of a single sum) or commence to be paid (in the case of annual installments) in the calendar quarter that begins after the calendar quarter in which the Participant’s death occurs, with the Participant’s Account being valued as of the first Business Day of the calendar quarter in which a distribution is paid.
Section 7.7 Death After Commencement of Distributions. If a Participant dies while an Employee and after a distribution of his or her Account under the Plan has commenced, the Participant’s entire Account balance, including those amounts not yet distributable, shall continue to be distributed to his or her Beneficiary in cash under the distribution method elected by the Participant.
Section 7.8 Termination of Employment Prior to Retirement, Death, or Disability. If a Participant terminates employment with the Company and all Employers prior to his or her Retirement, death or Disability for any reason, notwithstanding any distribution election made by the Participant, the Participant’s entire Account balance shall be paid to the Participant in cash in a single sum in the first calendar quarter that begins six (6) months after the end of the calendar quarter in which such termination of employment occurs, with the Participant’s Account being valued as of the first Business Day of the calendar quarter in which the single sum is paid.
Section 7.9 Postponement of Scheduled Withdrawal Date by Participant (Pre-2005 Account Balances). A Participant may postpone to a later year the date of a Scheduled Withdrawal if such change is made in writing (or by such means as the Administrative Committee shall require) at least one (1) year prior to the date of distribution specified in the original Scheduled Withdrawal election. No Scheduled Withdrawal may be postponed more than once. This Section 7.9 shall only apply to a Participant’s Pre-2005 Account Balance.

Section 7.10 Change in Form of Retirement/Disability Distributions (Pre-2005 Account Balances). A Participant may change his or her form of distribution election for a Retirement/Disability Distribution if such change is made in writing at least six (6) months prior to the Participant’s Retirement or Disability. In the event that the Participant’s most recent Retirement/Disability Distribution election was made within six (6) months of the Participant’s Retirement or Disability, the next most recent election made by the Participant at least six (6) months prior to the Participant’s Retirement or Disability (or if none, the Participant’s initial election) shall be used. This Section 7.10 shall only apply to a Participant’s Pre-2005 Account Balance.
Section 7.11 Delay of Distributions by the Company.
A. In accordance with and subject to the requirements of Treas. Regs. Sec. 1.409A-2(b)(7)(i) or any successor provision, the Administrative Committee may delay the distribution of all or part of an amount otherwise payable to a Participant to the extent that the conversion or distribution would violate the federal securities laws or other applicable law, provided that the distribution shall be made at the earliest date at which the Administrative Committee determines that the making of the distribution will not cause such violation.
B. The Administrative Committee may delay the conversion to cash of BW Stock Units to the extent that the conversion or distribution would subject the Participant to a reporting obligation under Section 16(a) of the Exchange Act or liability under Section 16(b) of the Exchange Act.
C. In accordance with and subject to the requirements of Treas. Regs. Sec. 1.409A-2(b)(7)(ii) or any successor provision, the Administrative Committee may delay the distribution of an amount otherwise payable to a Participant to the extent that the distribution would not be deductible by the Employer under Section 162(m) of the Code.
ARTICLE 8
CLAIMS PROCEDURES
Section 8.1 Generally. A distribution request (also referred to herein as a claim) shall be made by filing a written request with the Administrative Committee on a form provided by the Administrative Committee, which shall be delivered to the Administrative Committee and, in the case of a request for a Unforeseeable Emergency Withdrawal, be accompanied by such substantiation of the claim as the Administrative Committee considers necessary and reasonable. If the claims procedure form made available by the Administrative Committee does not contain information on where to file the claim, the claim may be submitted to the human resources office at the site where the Claimant is employed.
Section 8.2 Denied Claims. If a claim is denied in whole or in part, the Claimant shall receive a written or electronic notice explaining the denial of the claim within ninety (90) days after the Administrative Committee’s receipt of the claim. If the Administrative Committee determines that for reasons beyond its control, a ninety (90) day extension of time is necessary to process the claim, the Claimant shall be notified in writing of the extension and reason for the extension within ninety (90) days after the Administrative Committee’s receipt of the claim. The written extension notification shall also indicate the date by which the Administrative Committee expects to render a final decision. A notice of denial of claim shall contain the following: (i) the specific reason or reasons for the denial; (ii) reference to the specific Plan provisions on which the denial is based; (iii) a description of any additional materials or information necessary for such Claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(c) of ERISA following an adverse determination on review.
Section 8.3 Review of Denied Claims. To request a review of a denied claim, a Claimant must file a written request for review within sixty (60) days after receiving written notice of the denial. The Claimant may submit written comments, documents, records and other relevant information in support of the claim. A Claimant shall be provided, upon request and without charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim. A document, record, or other information shall be considered relevant if it: (i) was relied upon in denying the claim; (ii) was submitted, considered or generated in the course of processing the claim, regardless of whether it was relied upon; (iii) demonstrates compliance with the claims procedures process; or (iv) constitutes a statement of Plan policy or guidance concerning the denied claim.
Section 8.4 Decisions on Reviewed Claims. The Administrative Committee will notify the Claimant in writing of its decision on the appeal. Such notification will be in a form designed to be understood by the Claimant. If the claim is denied in whole or in part on appeal, the notification will also contain: (i) the specific reason or reasons for the denial; (ii) reference to the specific Plan provisions on which the determination is based; (iii) a statement that the

Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as described in Section 8.3) to the Claimant’s claim for benefits; and (iv) a statement that the Claimant has a right to bring an action under section 502(a) of ERISA. Such notification will be given by the Administrative Committee within sixty (60) days after the complete appeal is received by the Administrative Committee (or within one hundred twenty (120) days if the Administrative Committee determines special circumstances require an extension of time for considering the appeal, and if written notice of such extension and circumstances is given to the Claimant within the initial sixty (60) day period). Such written extension notice shall also indicate the date by which the Administrative Committee expects to render a decision.
Section 8.5 Review Procedures. In reviewing a denied claim, the reviewer shall take into consideration all comments, documents, records, and other information submitted by the Claimant in support of the claim, without regard to whether such information was submitted or considered in the initial determination.
ARTICLE 9
PLAN ADMINISTRATION
Section 9.1 Establishment of the Administrative Committee. The Administrative Committee shall have the sole responsibility for the administration of the Plan. The Administrative Committee shall consist of at least three (3) members who shall be appointed by the Board of Directors and who may also be officers, directors, or employees of the Company or an Employer. An Administrative Committee member may resign by written notice to, or may be removed by, the Board of Directors, which shall appoint a successor to fill any vacancy on the Administrative Committee, howsoever caused. An Employee’s membership on the Administrative Committee shall automatically terminate upon such Employee’s termination of employment with the Company and all Employers.
Section 9.2 Appointment and Duties of the Administrative Committee.
A. The Administrative Committee may delegate its responsibilities hereunder to one or more persons to serve at the Administrative Committee’s discretion. The Administrative Committee or its delegatee(s) shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following:
1. To administer and enforce the Plan, including the discretionary and exclusive authority to interpret the Plan, to make all factual determinations under the Plan and to resolve questions as between the Company and Participants or Beneficiaries, including questions which relate to eligibility and distributions from the Plan, to remedy possible ambiguities, inconsistencies or omissions, and decisions on claims which shall, subject to the claims procedures under the Plan, be conclusive and binding upon all persons hereunder, including, without limitation, Participants, other employees of the Company, Beneficiaries, and former Participants, and their executors, administrators, conservators, or heirs;
2. To prescribe procedures to be followed by Participants or Beneficiaries filing applications for benefits;
3. To prepare and distribute, in such manner as the Administrative Committee determines to be appropriate, information explaining the Plan;
4. To receive from the Company and from Participants such information as shall be necessary for the proper administration of the Plan and Trust;
5. To furnish the Company, upon request, such reports with respect to the administration of the Plan as are reasonable and appropriate;
6. To receive, review and keep on file (as it deems convenient or proper) reports of the receipts and disbursements under the Plan;
7. To appoint or employ individuals to assist in the administration of the Plan and any other agents it deems advisable, including legal counsel, third party administrators (“TPAs”), and such clerical, medical, accounting, auditing, actuarial and other services as it may require in carrying out the provisions of the Plan or in connection with any legal claim or proceeding involving the Plan, to settle, compromise, contest, prosecute or abandon claims in favor of or against the Plan; and
8. To discharge all other duties set forth herein.
B. The Administrative Committee shall have no power to add to, subtract from or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility under the Plan. No member of the Administrative Committee shall participate in any action on any matters involving solely his or her own rights or benefits as a Participant under the Plan, and any such matters shall be determined by the other members of the Administrative Committee.
Section 9.3 Direction on Payments. The Administrative Committee, or the person or persons designated by the Administrative Committee, shall review and approve all distributions from the Plan, including Unforeseeable Emergency Withdrawal requests.
Section 9.4 Actions by the Administrative Committee. The Administrative Committee may act at a meeting or by writing without a meeting, by the vote or assent of a majority of its members. The Administrative Committee may adopt such by-laws and regulations as it deems desirable for the conduct of its affairs and the administration of the Plan. A dissenting Administrative Committee member who, within a reasonable time after he or she has knowledge of any action or failure to act by the majority, registers his or her dissent in writing delivered to the other Administrative Committee members shall not be responsible for any such action or failure to act.
Section 9.5 Expenses of the Administrative Committee. Members of the Administrative Committee shall not receive compensation from the Plan for those services they perform as the Administrative Committee members while employed by the Company. Any and all necessary expenses related to Plan administration shall be paid by the Company but may be charged against Plan Accounts.
Section 9.6 Records of the Administrative Committee. The Administrative Committee shall keep a record of all of its meetings and shall keep all such books of account, records and other data as may be necessary or desirable in its judgment for the administration of the Plan. The Administrative Committee may retain a TPA to perform some or all of its Plan record-keeping functions.
Section 9.7 Information from Participant. The Administrative Committee may require a Participant to complete and file with the Administrative Committee written or electronic forms approved by the Administrative Committee, and to furnish all pertinent information requested by such Administrative Committee. The Administrative Committee may rely upon all such information so furnished, including the Participant’s current mailing address.
Section 9.8 Notification of Participant’s Address. Each Participant, retired Participant and Beneficiary entitled to benefits under the Plan must file with the Administrative Committee or such other person designated by the Administrative Committee, in writing, his or her post office address and each change of post office address. Any communication, statement or notice addressed to such a person at this latest post office address as filed with the Administrative Committee will, on deposit in the United States mail with postage prepaid, be binding upon such person for all purposes of the Plan, and the Administrative Committee shall not be obliged to search for, or ascertain the whereabouts of, any such person.
Section 9.9 Indemnification. Members of the Administrative Committee shall be indemnified by the Company against any and all liabilities arising by reason of any act or failure to act made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto. If the Company takes any action to liquidate under circumstances which require that the Administrative Committee remain in existence, the Company shall purchase insurance for each member of the Administrative Committee to cover liability or losses occurring by reason of an act or omission of any such member, unless the same is determined to be due to acts of gross negligence or willful misconduct. The expense incurred for such insurance or indemnification shall be paid by the Company.
ARTICLE 10
AMENDMENT AND TERMINATION
Section 10.1 Amendment and Termination.
A. The Company hereby reserves the right, by written resolution of its Board of Directors to amend or terminate the Plan at any time, and for any reason, without the consent of any Participant. No amendment shall impair or curtail the Employer’s contractual obligations to a Participant for the amount of benefits accrued prior to the date of any such amendment or termination of the Plan.
B. The Company further reserves the right, whether upon amendment or termination of the Plan or otherwise, to accelerate the distribution of all or a portion of a Participant’s Account balance before such distribution would otherwise be payable, without the consent of the Participant, if (i) the Board of Directors determines by written resolution that such acceleration of payments would be in the best interest of the Company, or (ii) the Administrative Committee determines that a change in the federal tax laws will cause the Participant to recognize income for federal tax purposes with respect to all or a portion of his or her Account balance prior to the date on which such portion of the Participant’s Account would otherwise be distributable.
ARTICLE 11
ADDITIONAL PROVISIONS
Section 11.1 No Contract. Nothing in the Plan shall be deemed to give a Participant any right to be retained in the employ of the Employer or to interfere with the Employer’s right to discharge the Participant at any time, with or without cause.
Section 11.2 Withholdings. The Employer shall withhold from any amount distributable to a Participant under the Plan any applicable federal, state or local income or employment taxes or any other amounts required to be withheld by law. In addition, the Employer may withhold from a Participant’s currently payable salary, bonus or other compensation any applicable federal, state or local income or employment taxes that may be due upon the crediting of an amount to the Participant’s Account.
Section 11.3 Interests Not Transferable. Any amounts to which a Participant or his or her Beneficiary may become entitled under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, garnishment by creditors or encumbrance, and any attempt to do so is void. Amounts credited to a Participant’s Account are not subject to attachment or legal process for the debts, contracts, liabilities, engagements or torts of the Participant or his or her Beneficiary.
Section 11.4 Offset. If, at the time payments or installments of payments are to be made hereunder, the Participant or Beneficiary or both are indebted or obligated to the Company, then the remaining payments under the Plan to be made to the Participant or the Beneficiary or both may, at the discretion of the Company, be reduced by the amount of the indebtedness or obligation, provided, however, that an election by the Company not to reduce any such payment or payments shall not constitute a waiver of its claim for such indebtedness or obligation or a waiver of its right to make an offset against payments in the future. This Section 11.4 shall not apply to a Participant’s Post-2004 Account Balance.
Section 11.5 No Funding.
A. The Plan constitutes a mere promise of the Employer to make payments in accordance with the terms of the Plan. This Plan does not give any Participant or his or her Beneficiary any interest, lien, or claim in or against any specific assets of the Employer. The Participant and his or her Beneficiary shall have only the rights of general, unsecured creditors of the Employer with respect to their interests under the Plan.
B. The Company may, but shall not be required to, establish a grantor trust as a funding source for its obligations under the Plan. If such a trust is so established, it shall be the intention of the Company that the trust shall constitute an unfunded arrangement for purposes of the Plan, such that the Plan will continue to be an unfunded plan maintained for the purpose of providing deferred compensation to a select group of management or highly compensated employees under ERISA. With respect to any Participant, the assets of the trust so established shall remain subject to the claims of the creditors of the Participant’s Employer in the event of the Employer’s bankruptcy or insolvency.
Section 11.6 Construction. The headings in this Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provision.
Section 11.7 Gender and Number. Except when otherwise clearly indicated by the context, when used in the Plan words in any gender shall include any other gender, and words in the singular shall include the plural, and words in the plural shall include the singular.
Section 11.8 Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the right to correct and remedy such questions of illegality or invalidity by amendment as provided by the Plan.
Section 11.9 Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for the deferral of income taxation under Code Section 409A. It is intended that the provisions of the Plan comply with Code Section 409A and all provisions of the Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

A. A Participant’s Retirement or other termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of amounts upon or following a Separation from Service unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of the Plan, references to a “resignation,” “termination,” “termination of service” or like terms shall mean Separation from Service.
B. The Plan satisfies the requirement under Code Section 409A with respect to Post-2004 Account Balances that any distribution of deferred compensation to a Participant who is a “specified employee” of the Company (within the meaning of that term under Section 409A(2)(A) of the Code) on account of his or Separation from Service not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death by providing that all distributions of Post-2004 Account
Balances be distributed in a single sum in the seventh month following the month in which the Participant’s Separation from Service occurs.
C. No payment or distribution of Post-2005 Account Balances shall be accelerated, except as permitted under Code Section 409A. Nothing contained herein shall enable the Committee to accelerate payments because of the financial condition of the Corporation.
D. To the extent that any provision of this amendment is considered to have changed the time or form of payment of deferred compensation, for a payment that is payable in 2009 or later, it is intended that the Code Section 409A transition rules permitting such changes apply.
Section 11.10 Governing Law. The Plan shall be regulated, construed and administered in all respects under and by the laws of the State of Michigan, without regard to its conflict of laws provisions, except when preempted by federal law.